Exhibit 99.1

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274

MF Global to Offer $150 Million of Convertible Preference Shares and $150 Million of Convertible Senior Notes

Company Provides Expectations for Key Financial Metrics for Fiscal First Quarter 2009

NEW YORK, June 17, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-listed futures and options, today announced that it intends to offer approximately $150 million of non-cumulative perpetual convertible preference shares (plus up to an additional 20 percent under an option to be granted to the initial purchasers) and $150 million of convertible senior notes (plus up to an additional 20 percent under an option to be granted to the initial purchasers), in two private offerings. The proceeds of the offerings together with other components of the company’s capital plan will be used to repay its outstanding bridge loan due in December 2008.

The convertible preference shares will bear dividends on a non-cumulative basis, which dividends will be payable only when, as and if declared by the board of directors out of legally available surplus. The shares will be convertible at the holder’s option into the company’s common shares. The shares are not subject to redemption but the company has the right to require conversion after five years if the market price of the common shares exceeds 125% of the conversion price. The dividend rate, conversion rate, and other pricing terms have not yet been determined and are subject to change.

The convertible senior notes will pay interest and are expected to have a maturity of 30 years, subject to redemption at the company’s option after five years and a mandatory right of holders to require repurchase at various dates after five years. The notes will be convertible at the holder’s option into the company’s common shares at any time following their issuance. The interest rate, conversion rate, and other pricing terms have not yet been determined and are subject to change.

The offerings are expected to price this week. The convertible preference shares and convertible senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without an available exemption from registration.

The offerings follow the company’s previous announcement that it received a $300 million backstop commitment from an affiliate of J.C. Flowers & Co. LLC to purchase a separate series of convertible preference shares. Under the terms of the backstop commitment, J.C. Flowers will purchase up to $300 million of a separate series of convertible preference shares, reduced by the amount sold in the private offering of convertible preference shares described above, but not less than a minimum amount of $150 million.

Fiscal First Quarter 2009 Update

MF Global is also providing an update on its current fiscal first quarter 2009.

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Estimated net revenue is expected to range from approximately $360 to $390 million for the fiscal first quarter 2009. The company also estimates the narrowing of short term credit spreads has had a negative impact on net interest income and overall pre-tax margins in the first quarter. For liquidity purposes, the company strategically positioned its client assets in short-term overnight securities in the fiscal fourth quarter of 2008. The company believes that rising interest rates and or a steepening of the zero to two year yield curve creates opportunities to enhance its interest income over the fiscal second, third and fourth quarters of 2009.

•	Estimated total volume is expected to range from 530 to 580 million lots for the first quarter.

•	Client assets at the end of May were approximately $15.4 billion.

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The company also now expects increased non-compensation costs in the current quarter as a result of ongoing changes to its business information, risk management and monitoring systems and corresponding increases in professional fees. The company expects some of these costs to only impact its current quarter while other of these costs will be permanent in nature and will be reflected in the company’s results. The company is not yet in a position to fully quantify the amount of these costs for the current quarter or for future periods.

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In addition, the company expects one-time termination costs of $6 to $8 million in pre-tax income in the first quarter from a strategic realignment of staff around the globe. However, the company expects cost savings from these efforts to be realized over the latter part of this fiscal year and the early part of fiscal 2010.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

FORWARD-LOOKING STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

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Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Courtney Oldrin, 212.589.6592, coldrin@mfglobal.com